Exhibit 10.2

Increase in salaries of Executive Officers:

On August 25, 2005, the board of directors of the Registrant’s wholly-owned subsidiary, AmericasBank, approved an increase in the base salary payable to each of its management team pursuant to the terms of their respective employment agreements.

The increases were as follows:

Mr. Anders: from $125,000 to $145,000.

Mr. Rever: from $105,000 to $125,000.

Mr. Muncks: from $105,000 to $125,000.